EXHIBIT 2.4

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC, and the name of the limited liability company being merged into this surviving limited liability company is SEQLL MERGER LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

TIDRD: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC.

FOURTH: The merger is to become effective on June 18, 2024.

FIFTH: The Agreement of Merger is on file at Atlantic International Corp., 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 18th day of June, A.D., 2024.

LYNEER INVESTMENTS, LLC

By:	/s/ Prateek Gattani
Authorized Person

Name:	Prateek Gattani
Print or Type

Title:	Manager

State of Delaware Secretary of State Division of Corporations
Delivered 04:50 PM 06/18/2024 FILED 04:51 PM 06/18/2024
SR 20242915016 - File Number 6701770